Exhibit 99.1

NEWS RELEASE

Warner Chilcott Completes Amendment to Existing Senior Secured Credit

Facilities and Closes Senior Notes Offering; Company Declares Special Cash

Dividend of $8.50 Per Share and Updates Full-Year 2010 Financial Guidance

ARDEE, Ireland, August 20, 2010 – Warner Chilcott plc (NASDAQ: WCRX) today announced that it has completed an amendment to its existing senior secured credit facilities, pursuant to which it has incurred an additional $1.5 billion aggregate principal amount of new term loans. The new term loan facilities are comprised of a $480 million Term Loan A bearing interest at LIBOR plus 4.25% with a four-year maturity, and a $1.02 billion Term Loan B bearing interest at LIBOR plus 4.25% with a LIBOR floor of 2.25% and a five-and-a-half-year maturity. In connection with the amendment, the rates on the existing Term Loans A and B were increased by 0.5% and will now bear interest at LIBOR plus 3.75% and LIBOR plus 4.00% respectively, both with a LIBOR floor of 2.25%. As previously announced, the Company intends to use the proceeds from the new term loans and its $750 million offering of 7  3/4% senior notes due 2018, which also closed today, to fund a special cash dividend to its shareholders of $8.50 per share, or approximately $2.14 billion in the aggregate, and to pay related fees and expenses.

As a result of closing the amendment, the related borrowings and the issuance of the senior notes, Warner Chilcott’s board of directors has today declared a special cash dividend of $8.50 per share. The special cash dividend is payable to shareholders of record on August 30, 2010 and will be paid on September 8, 2010. Pursuant to the rules of The NASDAQ Stock Market, when a dividend is declared in a per share amount that exceeds 25% of a company’s stock price, the date on which that company’s shares will begin to trade without the dividend, or ex-dividend, is the first business day following the payable date. The Company understands from NASDAQ that, because the $8.50 per share special cash dividend is expected to exceed 25% of the Company’s share price, it will apply this rule and the ex-dividend date will be set by NASDAQ as September 9, 2010, the first business day following the payable date for the special cash dividend. The Company understands that this will mean that trades in its ordinary shares entered into after the record date and before September 9, 2010 (the “due bill period”) will have a due bill attached for the special cash dividend payable on September 8, 2010. Shareholders who purchase these securities during the due bill period (even if the trade will settle after that due bill period) are entitled to receive the special cash dividend, and sellers who sell the securities during the due bill period (even if the trade will settle after the due bill period) are not entitled to the special cash dividend. Investors who enter into trades to purchase ordinary shares on or after September 9, 2010 will not be entitled to the special cash dividend payable on September 8, 2010.

Financial Guidance

The Company is also affirming its previously issued full-year 2010 guidance for adjusted total revenue, adjusted gross margin, SG&A expense, R&D expense and income taxes, while modifying its projections for adjusted net income, adjusted cash net income (“CNI”) and adjusted CNI per share as a result of successfully completing the debt financing for its leveraged recapitalization. The Company now estimates that its full-year 2010 adjusted CNI will be reduced by $0.20 per share due to the recapitalization (compared to a prior estimate of $0.20 to $0.25 per share), from a range of $3.45 to $3.55 per share to a range of $3.25 to $3.35 per share. For the full-year 2011, Warner Chilcott now estimates that its adjusted CNI will be reduced by $0.60 to $0.65 per share due to the recapitalization, compared to its prior guidance of $0.65 to $0.70 per share.

These anticipated reductions of adjusted cash net income per share result from the estimated increased after tax cash interest expense associated with the issuance of $2.25 billion of additional debt and the repricing impact of the Company’s outstanding term loans. The expected impact on adjusted CNI per share is based on 255 million fully-diluted shares outstanding. Please refer to the attached exhibit for full details of the Company’s 2010 revised financial guidance.

For information regarding the tax treatment of the special cash dividend, including potential Irish dividend withholding taxes, please refer to the sections entitled “Material Tax Considerations” in the Company’s Prospectus Supplement filed with the Securities and Exchange Commission on November 23, 2009 and the Company’s Proxy Statement for its 2009 Annual General Meeting of Shareholders, as well as the Frequently Asked Questions section of the Company’s website at www.wcrx.com.

About Warner Chilcott

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is fully integrated with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F.

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning the payment of a dividend, as well as concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facilities that produce our products or production or regulatory problems with either third party manufacturers or API suppliers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation, including domestic and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; our ability to realize the anticipated opportunities from our acquisition of the global branded pharmaceuticals business from The Procter and Gamble Company; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2009, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Company Contact:	Steve Kunszabo
Investor Relations
973-442-3200
steve.kunszabo@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2010 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Prior Guidance August 2010	Revised Guidance August 2010(1)

Adjusted Total Revenue (2)	$2,900 to $2,950	$2,900 to $2,950

Adjusted Gross Margin as a % of Adjusted Total Revenue (3)	90% to 91%	90% to 91%

Total SG&A Expense (4)	$1,200 to $1,250	$1,200 to $1,250

Total R&D Expense (5)	$160 to $180	$160 to $180

Total Income Tax Provision (6)	12%-13% of EBTA	12%-13% of EBTA

Adjusted Net Income (7)	$244 to $269	$189 to $214

Adjusted CNI (8)	$880 to $905	$829 to $854

Adjusted CNI per share (8) (9)	$3.45 to $3.55	$3.25 to $3.35

(1)	The 2010 revised guidance assumes that Roxane (a division of Boehringher Ingelheim Corporation) will not launch a generic Asacol 400 mg product at risk in 2010, accounts for the amendment to the Actonel Collaboration Agreement in April 2010 and does not account for the impact of any future acquisitions or new partnership or in-licensing transactions subsequent to the date hereof. In addition and as noted below, the 2010 revised guidance excludes the LEO Pharma A/S (“LEO”) arrangement and the impact of the distribution arrangement with LEO.
(2)	Adjusted total revenue excludes the impact of the Company’s distribution arrangement with LEO.
(3)	Adjusted gross margin as a percentage of adjusted total revenue excludes the amortization and impairments of intangible assets, the gain recognized during the quarter ended June 30, 2010 on the termination of a contract, the impact of the Company’s distribution arrangement with LEO and the purchase accounting impact of the step-up of certain inventories acquired in the acquisition of the global branded pharmaceuticals business (“PGP”) of The Procter and Gamble Company, which was included in cost of sales as the inventory was sold.
(4)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding litigation.
(5)	The 2010 revised guidance includes actual and anticipated milestone payments to third parties.
(6)	The total 2010 income tax provision is estimated as a percentage of adjusted earnings before taxes and book amortization (EBTA).
(7)	A reconciliation of 2010 expected GAAP net income to expected adjusted net income excludes the impact of the LEO distribution arrangement, the impact of the write-off of the fair value step-up of acquired PGP inventories and the gain recognized during the quarter ended June 30, 2010 on the termination of a contract.
(8)	A reconciliation of 2010 expected adjusted net income to expected adjusted cash net income adds back the expected after tax impact of the amortization of intangibles ($593 million) and the after tax impact of deferred financing fees ($47 million).
(9)	Expected adjusted cash net income per share is based on 255 million fully diluted ordinary shares.